Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ACQUIRES
VANTAGE AT FAIR OAKS APARTMENTS IN FAIR OAKS RANCH, TEXAS
Property to be Renamed Fairmarc Apartments

IRVINE, Calif., Feb. 4, 2013 - Steadfast Income REIT, Inc. announced today the $34.56 million acquisition of Vantage at Fair Oaks, a 288-unit garden-style apartment community in the San Antonio suburb of Fair Oaks Ranch. The REIT now has invested over $600 million in 31 apartment communities in 10 Midwestern and Southern states.
“We believe this represents a unique opportunity for us to acquire a newly constructed, high-quality asset in a desirable submarket,” said Ella Shaw Neyland, president of Steadfast Income REIT. “The property has an excellent location with immediate access to Interstate 10, and Fair Oaks Ranch and the greater San Antonio market provides a diverse employment base that is positioned for continued economic growth.”
The property was built by Vantage Communities in 2012 and is being renamed to Fairmarc Apartments as part of an agreement with the seller. The 93% occupied property consists of 14 three-story residential buildings that offer a mix of one-, two- and three-bedroom apartments that have average in-place rents of $967.

The amenity package at Fairmarc offers residents 9-foot ceilings, laminate wood floors, full-size washer and dryer, contemporary kitchens, granite-style countertops and patios or balconies with extra storage. The gated community also includes a resort-style pool, 24-hour fitness center, a dog park and a clubhouse with an internet café offering complimentary Starbucks coffee for residents.
San Antonio's population has grown 16% since 2000 thanks in large part to tourist attractions which include The Alamo, Sea World, River Walk and various amusement parks as well as being home to three Air Force bases and an Army base. Area unemployment is below the national average and reflects a diversifying economy that has attracted companies like Toyota, Caterpiller, Rackspace and Citibank to locate there. Additionally, Port San Antonio, a 1,900-acre master planned development, has attracted more than 70 companies employing approximately 25,000 people.
Additionally, The Rim and La Cantera are located 10 miles south of the property. The Rim is a 3-million-square-foot retail center and La Cantera is a 1,700 acre master-planned development that includes the upscale Shops at La Cantera, Westin Resort, Six Flags and two world-class golf courses.
This is the fourth Texas property for the REIT. In 2012, it acquired Montelena Apartments in Round Rock, Montecito Apartments in Austin and Ashley Oaks in San Antonio. With today's acquisition, the REIT has acquired almost 7,000 apartment homes in Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas for $605 million.

About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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